EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders of CSP Inc. Inc. and Subsidiaries:

We consent to incorporation by reference in the registration statements (Nos. 2-79414 and 33-11815) on Form S-8 of CSP Inc. our report dated November 15,, 2002, relating to the consolidated balance sheets of CSP Inc. and Subsidiaries as of September 30, 2002 and August 31, 2001 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years ended September 30, 2002, August 31, 2001 and 2000 which report appears in the September 30, 2002 annual report on Form 10-K of CSP Inc.

/s/    KPMG LLP

Boston, Massachusetts
December 20, 2002